Exhibit 10.6

Atlantic Tele-Network

Named Executive Officers

Base Salary and Bonus Opportunities for 2006

                Effective January 1, 2006, Michael T. Prior, the Company’s then Chief Financial Officer and Treasurer, was appointed President and Chief Executive Officer, succeeding Cornelius B. Prior, Jr. who served as the Chief Executive Officer and Chairman from 1998 through December 31, 2005.  Mr. Cornelius Prior continues to serve as the Chairman of the Board and as an executive officer.  The following table sets forth the annual base salaries and cash bonus incentive targets for fiscal years 2005 and 2006, and actual cash bonus incentives paid for fiscal year 2005, for each of the Company’s current Named Executive Officers.

Name	Year	Base Salary	Target Cash Bonus Potential (% of Base Salary)	Actual Cash Bonus Payment (% of Base Salary/$)

Michael T. Prior	2006	$400,000	50%/$200,000
President and Chief Executive Officer;	2005	$210,000	30%/$63,000	48%/$100,000
Former Chief Financial Officer and Treasurer

Cornelius B. Prior, Jr.	2006	$300,000	—
Executive Chairman;	2005	$350,000	—	—
Former Chief Executive Officer

Douglas J Minster.	2006	$145,000	50%/$72,500
Vice President and General Counsel	2005	$135,000	30%/$40,500	16%/$22,000

Steven J. Parrish	2006	$178,000	50%/$89,000
Executive Vice President, Operations	2005	$170,000	30%/$51,000	20%/$34,000
Former Vice President, Operation

The payment of bonuses, and the actual amounts thereof, are payable in the discretion of the Compensation Committee of the Board of Directors.  All of the foregoing employees are employees at will of the Company.  The foregoing table includes only cash salary and bonuses.   In addition, the foregoing employees are entitled to participate in the Company’s equity compensation plans and receive the general health and welfare employee benefits offered by the Company.

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